Exhibit 99.1

Pennsylvania American Water Signs Agreement to Purchase City of York Wastewater System

Company will make necessary wastewater infrastructure upgrades to improve the system serving more than 45,000 customer connections

MECHANICSBURG, Pa. (April 7, 2021) – Pennsylvania American Water, a subsidiary of American Water (NYSE: AWK), announced today that it has signed an agreement with the York City Sewer Authority to purchase the wastewater system assets of the City of York in York County for $235 million. The City’s wastewater system directly and indirectly serves more than 45,000 connections.

“Pennsylvania American Water looks forward to becoming the wastewater provider for the City of York and surrounding communities and delivering safe, reliable service that meets or surpasses all regulations and protects the environment,” said Pennsylvania American Water President Mike Doran. “We are committed to being an excellent community partner and delivering on our infrastructure investment, technical expertise and decades of wastewater experience while providing the city with vital funding for this community for years to come.”

The agreement was approved by the York City Council on March 2 and by the York City Sewer Authority on March 24.

“With this agreement, York’s future is bright – free from the debt and financial pain that have held us back for so long,” said York Mayor Michael Helfrich, noting that the sale will provide much-needed revenues to the city, averting devastating tax increases and cuts to essential services while also retiring long-term debts. “This is a new day for York, one filled with an unwavering optimism as our residents and businesses can finally breathe a sigh of relief for the first time in decades.”

As part of the agreement, Pennsylvania American Water will request approval to preserve York City’s current wastewater rates for a minimum of three years, offer employment to all of the city’s wastewater system employees, establish an in-person customer service center in York, provide an up-front deposit of $20 million, and contribute at least $50,000 in donations to nonprofit organizations serving the city and its residents. The company will also continue to provide contracted wholesale wastewater treatment and disposal for the municipalities of Manchester Township, West Manchester Township, York Township, North York Borough, West York Borough, Spring Garden Township and Springettsbury Township and looks forward to developing strong partnerships that meet the needs of all customers, including those outside the city.

Upon ownership, Pennsylvania American Water will make necessary treatment and collection system upgrades to improve the system. Specifically, the company plans to make significant investments toward reducing inflow and infiltration and removing phosphorus, which will improve the overall water quality in Codorus Creek and, ultimately, the Chesapeake Bay Watershed.

Pennsylvania American Water will seek all necessary approvals from its regulators and expects to close the transaction by the end of 2021 or the beginning of 2022. The company’s rates are set by the Pennsylvania Public Utility Commission (PUC), and any future rate changes would have to be reviewed and approved by the PUC.

The purchase agreement between Pennsylvania American and the City was executed under Act 12, which allows municipalities to sell their water and wastewater systems for a price based on the fair market value of the facilities. Enacted in 2016, this statute gives municipalities the opportunity to receive a purchase price that is more reflective of the current value of their system assets.

In 2020, Pennsylvania American Water acquired the wastewater assets of Borough of Kane Authority in McKean County and the water assets of Winola Water Company in Wyoming County, adding approximately 2,100 new customers. The company also signed purchase agreements with Brentwood Borough in Allegheny County, Valley Township in Chester County, and Royersford Borough and Upper Pottsgrove Township in Montgomery County, which will add another 10,300 wastewater customers and 1,700 water customers to the company’s customer base upon closing. Pennsylvania American Water also has a proven track record of successfully acquiring and managing large municipal wastewater systems like York City Sewer Authority, including the Municipal Authority of the City of McKeesport in 2017 and the Scranton Sewer Authority in 2016.

About Pennsylvania American Water

Pennsylvania American Water, a subsidiary of American Water (NYSE: AWK), is the largest investor-owned water utility in the state, providing high-quality and reliable water and/or wastewater services to approximately 2.4 million people. With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs more than 7,000 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to 15 million people in 46 states. American Water provides safe, clean, affordable and reliable water services to our customers to help make sure we keep their lives flowing. For more information, visit amwater.com and follow American Water on Twitter, Facebook and LinkedIn.

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Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, among other things, the completion of the proposed acquisition; the ability to satisfy closing and other conditions related to the proposed transaction, including obtaining regulatory approvals; anticipated capital investments; and the ability to achieve certain benefits, synergies and goals relating to the transaction and the operations to be acquired. These statements are based on the current expectations of management of Pennsylvania American Water. There are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements, including with respect to (1) obtaining the regulatory and other approvals required for the acquisition; (2) the result of the fair market value appraisal required by Act 12; (3) satisfying other conditions to the closing of the acquisition; (4) the occurrence of the benefits and synergies expected or predicted to occur as a result of the acquisition; (5) unexpected costs, liabilities or delays associated with the acquisition or the integration of the acquired business; (6) regulatory, legislative, local or municipal actions affecting the water and wastewater industries, which could adversely affect Pennsylvania American Water; and (7) other economic, business and other factors. Forward-looking statements are not guarantees or assurances of future performance or results, and Pennsylvania American Water and its affiliates do not undertake any duty to update any forward-looking statement.

Media Contact:
Laura Martin, Director, Communications & External Affairs
304-932-7158
Laura.Martin@amwater.com